** MSC 2006-TOP23 ** $1.6Bn Fixed Rate CMBS Co-Lead Bookrunning Managers: Morgan
Stanley, Bear Stearns Rating Agencies: S&P, Fitch

Structure:
 CL SIZE($MM) S&P/FITCH   C/E    A/L   PX LEV COUPON  PRICE    YIELD
CUSIP
 A1   94.2    AAA/AAA   27.000%  3.39  S+5    5.682  100.2475  5.6079
61749MAR0
 A2  151.8    AAA/AAA   27.000%  4.72  S+13   5.914  100.5495  5.7058
61749MAS8
 A3   43.6    AAA/AAA   27.000%  6.83  S+22   5.980  100.5471  5.8332
61749MAT6
 AAB  76.3    AAA/AAA   27.000%  7.20  S+21   5.970  100.5467  5.8295
61749MAU3
 A4  812.1    AAA/AAA   27.000%  9.74  S+23   5.983  100.4685  5.8876
61749MAV1
 AM  161.4    AAA/AAA   17.000%  9.92  S+27   5.983  100.1764  5.9301
61749MAW9
 AJ  113.0    AAA/AAA   10.000%  9.95  S+30   5.983   99.9548  5.9605
61749MAX7
*B    32.3    AA/AA      8.000% 10.03  S+33   5.983   99.7305  5.9918
61749MAB5
*C    16.1    AA-/AA-    7.000% 10.03  S+35   5.983   99.5833  6.0118
61749MAC3
*D    26.2    A/A        5.375% 10.03  S+42   5.983   99.0704  6.0818
61749MAD1
*E    14.1    A-/A-      4.500% 10.03  S+50   5.983   98.4882  6.1618
61749MAE9
*F    12.1    BBB+/BBB+  3.750% 10.84  S+65   5.983   97.2777  6.3278
61749MAF6
*G    14.1    BBB/BBB    2.875% 11.86  S+75   5.983   96.3687  6.4392
61749MAG4
*H    10.1    BBB-/BBB-  2.250% 12.32  S+105  5.983   93.8801  6.7437
61749MAH2

*  Subject to rule 144A

DETAILS:
 - The Coupon for Classes A2 through H are Initial Only
 - Settlement:  8/3/06
 - First Payment Date:  9/12/06
 - Rated Final Distribution Date:  August 2041

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by

visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

--------------------------------------------------------

This is not an offer (or solicitation of an offer) to buy/sell the securities/instruments mentioned or an official confirmation. Morgan Stanley may deal as principal in or own or act as market maker for securities/instruments mentioned or may advise the issuers. This is not research and is not from MS
Research but it may refer to a research analyst/research report. Unless indicated, these views are the author's and may differ from those of Morgan
Stanley research or others in the Firm. We do not represent this is accurate or complete and we may not update this. Past performance is not indicative of future returns. For additional information, research reports and important disclosures, contact me or see https://secure.ms.com/servlet/cls. You should not use e-mail to request, authorize or effect the purchase or sale of any security or instrument, to send transfer instructions, or to effect any other transactions. We cannot guarantee that any such requests received via
e-mail will be processed in a timely manner. This communication is solely for the addressee(s) and may contain confidential information. We do not waive confidentiality by mistransmission. Contact me if you do not wish to receive these communications. In the UK, this communication is directed in the UK to those persons who are market counterparties or intermediate customers (as defined in the UK Financial Services Authority's rules).